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Exhibit 16.1

August 26, 2008

Securities and Exchange Commission
Washington, DC 20549

Re:  Atlas Mining Company

Gentlemen:

We have read Item 4.01 Changes in Registrant’s Certifying Accountants contained in Atlas Mining Company’s Form 8-K dated August 20, 2008, and are in agreement with only those statements contained in 4.01 as they relate to our firm.

Very truly yours,

/S/ Chisholm, Bierwolf & Nilson, LLC
Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah